EXHIBIT 4.13

Form of Farm-Out Agreement for PEP 38723

Dated 2002

GONDWANA ENERGY (NZ) LIMITED

AND

DURUM ENERGY (NEW ZEALAND) LIMITED

FARMOUT AGREEMENT

PEP 38723

FARMOUT AGREEMENT

DATED , 2002

BETWEEN:	GONDWANA ENERGY (NZ) LIMITED, of 284 Karori Rd, Karori, Wellington, New Zealand ("Assignor")

AND:	DURUM ENERGY (NEW ZEALAND) LIMITED, of 284 Karori Rd, Karori, Wellington, New Zealand ("Farmee")

INTRODUCTION:

A. The Assignor is the registered holder of a 20% Participating Interest in Petroleum Exploration Permit PEP 38723, Taranaki Basin, North Island, New Zealand and in the Joint Venture.

B. The Assignor has agreed to farmout its 20% interest in the Permit and the Joint Venture to the Farmee on the conditions set out in this Agreement.

IT IS AGREED:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (including the Introduction), unless the context otherwise requires:

"Act" means the Crown Minerals Act 1991 of New Zealand;

"Agreement" means this agreement, including the Introduction and attached schedules, between the Parties, as amended, varied, novated or substituted from time to time;

"Assigned Interest" means the 20% Participating Interest in the JVOA and the Permit to be assigned by the Assignor to the Farmee;

"Conditions" means the conditions precedent set out in clause 2.1.1;

"Deed of Assignment" means a deed of Assignment and Assumption relating to this farmout transaction, substantially in the form attached as Schedule 2;

"Dollar" or "$" means New Zealand dollars;

"Effective Date" means 29 August 2002;

"Earning Obligation" means the consideration for the Assigned Interest to be paid or otherwise provided by the Farmee to the Assignor, as set out in Schedule 1;

"Joint Venture" means the joint undertaking of the Permit Holders to conduct the Joint Operations pursuant to the JVOA;

"JVOA" means the Joint Venture Operating Agreement governing the conduct of the Joint Venture, dated 5 September 2000 between the Assignor and Indo-Pacific Energy (NZ) Limited;

"Minister" means the Minister of Energy for New Zealand or any other person for the time being authorised to administer the Act;

"Parties" means the named parties to this Agreement and their permitted successors and assigns, and "Party" has a corresponding meaning;

"Permit" means Petroleum Exploration Permit PEP 38723, Taranaki, North Island, New Zealand issued under the Act and includes any renewal, extension, permit, licence, lease or other instrument conferring rights to explore for or produce Petroleum in substitution for PEP 38723;

"Permit Area" means the area the subject of the Permit at any time;

"Permit Holders" means the holders of the Permit, being (at the time of this Agreement) the Assignor, Indo-Pacific Energy (NZ) Limited and TAP (New Zealand) Pty Ltd (ACN 101 414 019) and, after the assignment of the Assigned Interest, includes the Farmee but not the Assignor;

"working day" means a day other than a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done or is deemed to be done or received.

1.2 In interpreting this Agreement, unless the context otherwise requires:

  a term used in this Agreement, which is defined in the JVOA or the Act, has the same meaning as it has in the JVOA or Act (as the case may be);

  the headings to this Agreement are for reference only and are not to be used in construing the Agreement;

  a reference to any legislation or any provision of any legislation includes:

    all regulations, orders or instruments issued under the legislation or provision; and

    any modification, consolidation, amendment, re-enactment, replacement or codification of such legislation or provision;

  words importing the singular include the plural and vice versa, and words importing a gender include any other gender;

  references to a clause or Schedule is a reference to a clause or schedule of this Agreement;

  other grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

  if any inconsistency between the terms of this Agreement and the terms and provisions of the JVOA arise, the terms and provisions of this Agreement shall prevail as between the Assignor and the Farmee.

2. CONDITIONS PRECEDENT

2.1 Prior Consents

2.1.1 This Agreement, the Deed of Assignment and the Parties' rights and obligations under it are conditional upon:

(a)the Assignor obtaining the written approval of the other Permit Holders to the form of the Deed of Assignment (or to an alternative form of deed of assignment that is acceptable to both the Assignor and the Farmee, acting reasonably); and

(b)the Minister granting consent to the assignment of the Assigned Interest in accordance with the Act.

2.1.2 Immediately after execution of this Agreement by all Parties, the Assignor shall seek the consent to the form of the Deed of Assignment of the other Permit Holders (to the extent that such consent has not been obtained prior to this Agreement being signed). The Assignor must keep the Farmee informed of progress in obtaining such consent and of any issues raised by the other Permit Holders in terms of such consent. As soon as the Condition contained in clause 2.1.1(a) has been satisfied, the Farmee and all Permit Holders shall execute the Deed of Assignment and on completion of that execution, the Assignor will make an application in accordance with the Act to seek the consent referred to in clause 2.1.1(b). The Assignor shall provide a copy of the submitted application to the Farmee.

2.1.3 Each Party must execute all documents and do (or procure to be done) all acts and things as are reasonably within its powers to ensure that the Conditions are satisfied as soon as is reasonably practicable after the execution of this Agreement. Immediately upon a Party becoming aware that a Condition is satisfied, it must notify the other Party of such satisfaction.

2.1.4 As the Farmee is a Related Company of the Assignor, the assignment contemplated by this Agreement does not require the consent of the other Permit Holders. The Farmee expressly acknowledges that it takes the Assigned Interest subject to the terms of the JVOA.

2.2 Consequences of Non-Satisfaction

2.2.1 If:

(a) the Condition in clause 2.1.1(a) has not been satisfied within 30 days after the date of this Agreement; or

(b) the Condition in clause 2.1.1(b) has not been satisfied within 3 months after the date of this Agreement,

(or, in either case, such later date as the Parties may agree in writing), then either Party may, at any time thereafter and for so long as the relevant Condition remains unsatisfied, terminate this Agreement by giving not less than 30 days' prior notice to the other Party.

2.2.2 If this Agreement is terminated under clause 2.2.1:

(a) each Party must execute all documents and do (or procure to be done) all acts and things necessary or desirable to place the Parties in the positions they would have been in if this Agreement and the Deed of Assignment had not been signed. In particular (but without limitation), within 30 days after the date of termination, the Assignor must reimburse to the Farmee that proportion of the amounts referred to in clause 3 that relate to the Earning Obligation or otherwise to the Assigned Interest already paid by the Farmee and the Farmee must reimburse to the Assignor any revenue received relating to the Assigned Interest; and

(b) except as otherwise expressly provided in this Agreement, no Party will have any further rights or obligations under this Agreement, and will not be liable to any other Party in respect of any damages, costs or expenses except such as may arise or have arisen as a result of a breach of this Agreement prior to termination under this clause.

2.3 Effective Date

Upon satisfaction of the Conditions, the assignment from the Assignor to the Farmee of the Assigned Interest is deemed to have effect from the Effective Date.

3. EARNING OBLIGATION

3.1 Earning Obligation

In consideration of the transfer of the Assigned Interest, the Farmee will meet its Earning Obligation as set out in Schedule 2.

3.2 Payment

The Farmee shall pay all money required under this clause 3 as directed by the Assignor.

4. FARMEE RIGHTS

4.1 Assigned Interest

In accordance with clause 2.1.2, the Parties will execute and deliver the Deed of Assignment to effect the formal assignment of the Assigned Interest to the Farmee, and the Farmee will have the right to seek specific performance of the execution and delivery of the Deed of Assignment in a court of equity having jurisdiction.

4.2 Participation in Joint Venture

From the date of execution of this Agreement (even though the Conditions are not then satisfied), the Farmee may be represented on the Operating Committee and may vote in accordance with its Assigned Interest, subject to continued compliance with its obligations under this Agreement and the JVOA.

4.3 Participating Interests

On completion of the assignment of the Assigned Interest, the Permit Holders' Participating Interests will be as follows:

Assignor	0%
Farmee	20%
Indo-Pacific Energy (NZ) Limited	30%
TAP (New Zealand) Pty Ltd	50%

5. DEFAULT

5.1 Default by Farmee

5.1.1 If the Farmee defaults in the payment of any money required to be paid by it under clause 3.1 or fails to complete any other obligation under this Agreement, and that default is not remedied within 21 days after it receives a notice from the Assignor to remedy the default then, in addition to all other rights of the Assignor under this Agreement and at law, the Assignor has the right to terminate this Agreement, by giving notice to the Farmee and to require the Farmee to:

(a) reassign to the Assignor (at the Farmee's sole cost and expense) the Assigned Interest previously transferred to the Farmee; and

(b) refund all revenues received in relation to the Permit; and

(c) forfeit all moneys already paid under clause 3.1.

5.1.2 On termination, each Party must execute all documents and do (or procure to be done) all acts, matters and things as may be necessary or desirable to fulfil the obligations under this clause 5.1.

5.2 Power of Attorney

The Farmee irrevocably grants to the Assignor a power of attorney, exercisable at any time after termination of this Agreement under clause 2.2 or 5.1, whereby the Assignor as attorney shall have power in the Farmee's name and on its behalf to carry out, execute, sign, seal and deliver all acts, deeds, instruments and other things that in the opinion of the Assignor are reasonably necessary to carry out, execute, sign, seal, deliver or do in order to retransfer the Assigned Interest to the Assignor in accordance with the provisions of this Agreement. Any act or thing done by the attorney on behalf of the Farmee in accordance with this clause binds the Farmee absolutely. The Farmee indemnifies and holds harmless the attorney and its directors, officers, employees and representatives from and against any and all claims, damages and liabilities arising out of any act or thing reasonably done, and any obligation or responsibility reasonably assumed by the attorney on behalf of the Farmee, in accordance with this Agreement.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Assignor's Warranties

The Assignor represents and warrants that, at the date of this Agreement:

(a) no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

(b) it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement;

(c) it is not in liquidation nor has it passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its property or undertaking, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action is threatened or contemplated and no act, event or omission has occurred which (or which with the passage of time) might result in any such event or action;

(d) it is the legal and beneficial owner of its Participating Interest;

(e) it has clear and marketable title to its Participating Interest and that interest is free and clear of any and all encumbrances, overrides or carries or rights or interests of third parties of any nature other than:

i. rights or interests created by the Act or the Permit; or

ii. rights or interests created under the JVOA;

(f) to the best of its knowledge, information and belief, after having made due enquiry, the Permit is in full force and effect and not subject to forfeiture or any other related process of any kind which may affect the title or good standing of the Permit for any reason;

(g) it is not engaged in any litigation or arbitration proceedings or other dispute in respect of the Permit, nor is it aware, to the best of its knowledge, information and belief, after having made due enquiry, of any pending or threatened litigation or arbitration proceedings or other dispute in respect of the Permit;

(h) it is not aware of any outstanding breach of any lawful obligation that will materially adversely affect the Permit;

(i) it is not aware of any material circumstances which have not been disclosed to the Farmee prior to the date of this Agreement and which might reasonably be expected materially and adversely to affect the Permit or the value of the Assigned Interest or which might otherwise be material to the Farmee;

(j) the JVOA is in full force and effect; and

(k) it is not in breach of the JVOA and, to the best of its knowledge, information and belief, there are no subsisting breaches of the JVOA by any other party to the JVOA that have not been disclosed to the Farmee.

6.2 Farmee's Warranties

The Farmee represents and warrants to the Assignor that, as at the date of this Agreement:

(a) no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

(b) it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement; and

(c) it is not in liquidation nor has passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its properties or undertakings, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action is threatened or contemplated and no act, event or omission has occurred which (or which with the passage of time) might result in any such event or action.

6.3 No Merger

The warranties given in clauses 6.1 and 6.2 will not merge on the satisfaction of the Conditions.

7. RECORDS AND DATA

The Assignor must deliver to the Farmee a copy of all records, financial information, data and information of a technical nature relating to the Assigned Interest reasonably requested by the Farmee as soon as practicable after the request is made. If this Agreement is terminated for any reason, the Farmee must immediately return all records, data and information provided to it, and all copies made by it or its employees, contractors, consultants or other agents, to the Assignor.

8. CONFIDENTIALITY

Clause 18 of the JVOA shall apply to this Agreement and all of its provisions and other information provided pursuant to this Agreement by the Assignors to the Farmee.

9. ASSIGNMENT

A Party may not assign its rights or novate its obligations under this Agreement unless it first complies with the provisions of the JVOA regarding assignments.

10. RISK

The Assignor retains all risk and liability connected with ownership of and operations undertaken in connection with its proportion of the Assigned Interest on or prior to the Effective Date, and the Assignor indemnifies and holds the Farmee harmless from all costs, liabilities, penalties, claims, causes of action, demands, lawsuits and expenses (including without limitation, court costs and legal fees) associated with ownership of the Assigned Interest or arising out of any operation, accident, act, event or circumstance occurring in connection with the Assigned Interest, on or prior to the Effective Date. After the Effective Date, the Farmee assumes all risk and liability connected with ownership of and operations undertaken in connection with the Assigned Interest.

11. COSTS

11.1 Subject to clause 11.2, any consent fee payable under the Act in respect of this Agreement and the Deed of Assignment or any reassignment of the Assigned Interest under clause 5.1 will be borne and paid by the Farmee, and the Farmee indemnifies the Assignor against liability to pay any such fees.

11.2 Each Party will bear its own costs, including legal costs, associated with the negotiation, preparation and execution of this Agreement and the Deed of Assignment.

12. FURTHER ASSURANCES

Each Party must execute and deliver all documents and do (or procure to be done) all acts, matters and things necessary or desirable to satisfy the Conditions and to give effect to the terms of this Agreement, and to meet the requirements of the Act and the JVOA.

13. NOTICES

13.1 Method and Addresses

All notices or other communications permitted or required to be given must be in writing and are deemed to have been received:

(a) in the case of posting, on the third (tenth, if posting to another country) working day after it is posted;

(b) in the case of delivery by hand, at the time of such delivery on a working day;

(c) in the case of a facsimile or email transmission, at the time and date of dispatch shown by the sender's email system or in a report issued by the sender's facsimile machine which confirms transmission to the recipient at the correct notified address (without later notice of non-receipt). If the time of dispatch is not on a working day or is after 5.00 pm on a working day, then it will be deemed received at the commencement of business on the next working day;

and is to be delivered or sent to the relevant address as set out in Schedule 3.

13.2 Substitute Address

A Party may at any time and from time to time designate a substitute address for the purpose of clause 13.1 by giving notice to the other Parties.

14. WAIVER AND VARIATION

14.1 Waiver

No waiver of any provision of this Agreement nor consent to any departure from it by a Party will be effective unless it is in writing signed by a duly authorised representative of the relevant Party. Such waiver or consent will be effective only for the specific instance and for the specific purpose for which it has been given.

14.2 Default of Delay Not Waiver

No default or delay on the part of a Party in exercising any rights, powers or privileges under this Agreement will operate as a waiver thereof nor will a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3 Variation

No variation of this Agreement will be effective as between the Parties unless made in writing and signed by a duly authorised representative of each of the Parties.

15. BINDING EFFECT

This Agreement is to be binding upon and shall enure to the benefit of the Parties and their lawful permitted assigns.

16. SEVERANCE

If a provision of this Agreement is held to be illegal, void or unenforceable by any Court or administrative body having jurisdiction, such determination will not affect the remaining parts of this Agreement which shall remain in full force and effect as if such illegal or unenforceable provision had not been included, with the intent that the invalid or unenforceable provision shall be treated for all purposes as severed from this Agreement.

17. RIGHTS OF PARTIES

17.1 All remedies, rights, undertakings, obligations or agreements of the Parties arising by law, this Agreement or otherwise are cumulative and are not in limitation of any other right, remedy, undertaking, obligation or agreement of such Party. Each Party may follow any remedy to which such Party is entitled by law, this Agreement or otherwise concurrently or successively at that Party's option.

17.2 The rights, duties and obligations of the Parties are several and not joint, nor joint and several.

17.3 Those clauses which by their nature are intended to survive termination of this Agreement (including without limitation clauses 7 and 8) shall so survive termination.

18. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes any covenants, agreements, representations and warranties previously given or made. No oral or written warranties or representations not contained in this Agreement will be of any force or effect unless reduced to writing and signed by all Parties and expressed to be in modification of this Agreement.

19. GOVERNING LAW

This Agreement is to be governed and interpreted in accordance with the law of New Zealand. Each Party submits to the exclusive jurisdiction of the Courts of that country.

20. COUNTERPART EXECUTION

20.1 This Agreement may be executed in counterparts, each of which is to be deemed an original but all of which will constitute one and the same instrument. Any signature page of a counterpart may be detached from it without impairing the legal effect of the signatures on it and attached to another counterpart identical in content but having attached to it one or more additional signature pages signed by the other Parties.

20.2 Upon execution by it of a counterpart of this Agreement, each Party will cause a facsimile copy of the signature page of the counterpart to be transmitted to the other Party and each Party will:

(a) be bound by this Agreement from the time the last of the counterparts has been successfully transmitted; and

(b) post the originally executed counterpart executed by it to the other Party.

EXECUTED AS AN AGREEMENT by each Party on the date written.

Signed for and on behalf of                                               )
GONDWANA ENERGY (NZ) LIMITED                  )
by its authorised representative:                                        )   ___________________________
                                                                                       )  Director
                                                                                       )  Date:_______________________

Signed for and on behalf of                                               )
DURUM ENERGY (NEW ZEALAND) LIMITED    )
by its authorised representative:                                        )   ___________________________
                                                                                       )  Director
                                                                                       )  Date:_______________________

SCHEDULE 1

EARNING OBLIGATION

1. The Farmee agrees to pay to the Assignor US$46,200 as past costs (plus a premium) to acquire Assignor's 20% equity with attendant rights and obligations including all those associated with the proposed 3D seismic program.

2. The Farmee and the Assignor agree that:

a) The location and timing of the 3D seismic, and over which parts of the Permit the seismic will be conducted, will be as agreed by the other Permit Holders, in consultation with (but without veto by) the Farmee;

b) Until the seismic program referred to in paragraph 1 above is completed and all cash calls relating to it are paid by the Farmee, the Farmee will not have fulfilled the Earning Obligation.

3. The Assigned Interest shall bear, and the Farmee shall pay, its pro rata share of all contributions, costs and payments payable under the JVOA on and from the Effective Date.

4. An example of a Cash Call to NZ$1.667m follows:

Company	Beneficial	Contributing
Tap	50	75
Indo	30	5
Tag	20	20

SCHEDULE 2

Dated 2002

GONDWANA ENERGY (NZ) LIMITED

DURUM ENERGY (NEW ZEALAND) LIMITED

INDO-PACIFIC ENERGY (NZ) LIMITED

TAP (NEW ZEALAND) PTY LTD

(ACN 101 414 019)

DEED OF ASSIGNMENT AND ASSUMPTION

PEP 38723

DEED OF ASSIGNMENT AND ASSUMPTION

DATED , 2002

BETWEEN:	GONDWANA ENERGY (NZ) LIMITED, of 284 Karori Rd, Karori, Wellington, New Zealand ("Assignor")

AND:	DURUM ENERGY (NEW ZEALAND) LIMITED, of 284 Karori Rd, Karori, Wellington, New Zealand ("Assignee")

TOGETHER WITH:	INDO-PACIFIC ENERGY (NZ) LIMITED of 284 Karori Rd, Karori, Wellington, New Zealand ("IPENZ")

AND:	TAP (NEW ZEALAND) PTY LTD (ACN 101 414 019)of 47 Colin Street, West Perth, Western Australia 6005 ("TAP")

(IPENZ and TAP together referred to as the "Continuing Parties")

INTRODUCTION

A. As at the date of this Deed, the Assignor is a party to an unincorporated joint venture (the Joint Venture) for the purpose of holding its interest in PEP 38723, together with the Continuing Parties, in the percentages set out as follows:

Assignor	20.00%
IPENZ	30.00%
TAP	50.00%

B. The Assignor has agreed to assign to the Assignee the Assigned Interest and in order to comply with the terms of the Joint Venture the Parties have entered into this Deed.

AGREEMENT

1 DEFINITIONS AND INTERPRETATION

1.1 In this Deed (including the Introduction), unless the context otherwise requires:

"Act" means the Crown Minerals Act 1991 of New Zealand;

"Assigned Interest" means the 20% Participating Interest in the JVOA and the Permit to be assigned by the Assignor to the Assignee;

"Deed" means this deed between the Parties, as amended, varied, novated or substituted from time to time;

"Effective Date" means 29 August 2002;

"Joint Venture" means the joint undertaking of the Permit Holders (after the assignment of the Assigned Interest, being the Continuing Parties together with the Assignee) to conduct the Joint Operations pursuant to the JVOA;

"JVOA" means the Joint Venture Operating Agreement governing the conduct of the Joint Venture, dated 5 September 2000 between the Assignor and IPENZ;

"Minister" means the Minister of Energy for New Zealand or any other person for the time being authorised to administer the Act;

"Parties" means the named parties to this Deed and their permitted successors and assigns, and "Party" has a corresponding meaning;

"Permit" means Petroleum Exploration Permit PEP 38723, Taranaki, North Island, New Zealand issued under the Act and includes any renewal, extension, permit, licence, lease or other instrument conferring rights to explore for or produce Petroleum in substitution for PEP 38723;

"Permit Area" means the area the subject of the Permit at any time;

"Permit Holders" means the holders of the Permit, being (at the time of this Deed) the Assignor, and the Continuing Parties.

1.2 In this Deed, unless a contrary intention appears:

  the headings to this Deed are for reference only and are not to be used in construing the Deed;

  a reference to any legislation or any provision of any legislation includes:

    all regulations, orders or instruments issued under the legislation or provision; and

    any modification, consolidation, amendment, re-enactment, replacement or codification of such legislation or provision;

  a word:

    importing the singular includes the plural and vice versa;

    importing a gender include any other gender; and

    denoting an individual includes corporations, firms, unincorporated bodies, authorities and instrumentalities;

  other grammatical forms of a term defined in this Deed have a corresponding meaning;

  references to clauses or schedules is a reference to a clause or schedule of this Deed; and

  a term used in this Deed which is defined in the Act or the JVOA shall (where the context admits) have the same meaning as it has in the Act or the JVOA (as the case may be).

2. APPROVAL

2.1 This Deed and the assignment provided for by it are conditional upon the consent of the Minister being given to this Deed and the assignment pursuant to the Act. The assignment evidenced by this Deed will, when approved in accordance with the Act, take effect on and from the Effective Date.

2.2 The Parties must use all reasonable endeavours to have all dealings evidenced by this Deed approved as contemplated by clause 2.1 as expeditiously as possible.

2.3 If Ministerial consent to the assignment evidenced by this Deed is not received in accordance with clause 2.1 within 3 months after the Effective Date (or such other date as the Parties may agree), the Assignee or the Assignor may terminate this Deed by at least 30 days' notice to the other Parties.

2.4 On termination of this Deed under clause 2.3, the Parties must execute all documents and do (or procure to be done) all acts and things necessary or desirable to place each other in the same position as they would have been had this Deed not been executed or acted upon, including (without limitation) return of all funds allocated to the Joint Venture by the Assignee, together with interest thereon.

3. ASSIGNMENTS

3.1 With effect on and from the Effective Date, the Assignor assigns to the Assignee the Assigned Interest, and the Assignee accepts the assignment of the Assigned Interest, and agrees with each of the Assignor and the Continuing Parties that it becomes a party to the Joint Venture and the JVOA and assumes the obligations and liabilities in respect of the Assigned Interest arising on and from the Effective Date (excluding all liabilities and obligations relevant to the period prior to the Effective Date) and shall be entitled to the full benefit and advantage of the Assigned Interest and all rights thereunder to the same extent to which that Assignor would have been so entitled had the Assigned Interest not been assigned to the Assignee.

3.2 The Assignee indemnifies and holds the Assignor harmless from and against all liability to the extent of the Assigned Interest which the Assignor may incur by reason of any breach or non-observance by the Assignee of this Deed.

3.3 For the purposes of the requirements of the JVOA, the Assignor and the Continuing Parties resolve that the Assignee is a respectable and financially responsible person for the purposes of the JVOA, and so, with effect on and from the Effective Date, each of the Assignor and the Continuing Parties accepts the liability of the Assignee as set out in clauses 3.1 and 3.2, and the Continuing Parties release and discharge the Assignor from all claims, demands and liabilities whatsoever in respect of the Assignor's covenants and obligations under or in connection with the JVOA, in relation to the Assigned Interest.

4. ASSIGNOR'S OBLIGATIONS

4.1 The Assignor covenants and agrees with the Assignee to duly and punctually discharge all liabilities and perform all obligations in respect of the Assigned Interest relevant to the period prior to the Effective Date (excluding liabilities and obligations scheduled for performance on or after the Effective Date) regardless of whether such liability and obligations arise before or after the Effective Date.

4.2 The Assignor indemnifies and holds the Assignee harmless from and against all liability to the extent of the Assigned Interest which the Assignee may incur by reason of any breach or non-observance by the Assignor of this Deed.

5. PARTICIPATING INTERESTS

5.1 The Parties agree that on and from the Effective Date their respective Participating Interests shall be as follows:

Assignor	0.00%
IPENZ	30.00%
TAP	50.00%
Assignee	20.00%

6. MISCELLANEOUS

6.1 This Deed will be binding upon and enure to the benefit of the Parties, their respective successors and each person who derives from them title to a Participating Interest.

6.2 This Deed will be governed by and construed in accordance with laws of New Zealand for the time being in force.

6.3 The Parties submit to the non-exclusive jurisdiction of the Courts of New Zealand and all courts competent to hear appeals therefrom.

6.4 The Parties will bear their own costs, including legal costs, associated with the negotiation, preparation and execution of this Deed, except that any consent fees payable on this Deed and any document directly related to or consequential upon this Deed will be borne by the Assignee, and the Assignee indemnifies the Assignor against liability to pay any such fees.

6.5 Each of the Parties must do (or procure to be done) all acts, matters or things necessary or desirable to give effect to the terms of this Deed and to meet the requirements of the Act and the JVOA.

6.6 If a Party executes this Deed by means of an attorney then such attorney states that he or she has no notice of the revocation of that power of attorney.

6.7 If a provision of this Deed is held to be illegal, void or unenforceable by any Court or administrative body having jurisdiction, such determination will not affect the remaining parts of this Deed which shall remain in full force and effect as if such illegal or unenforceable provision had not been included, with the intent that the invalid or unenforceable provision shall be treated for all purposes as severed from this Deed.

6.8 This Deed may be executed in counterparts, each of which is to be deemed an original but all of which will constitute one and the same instrument. Any signature page of a counterpart may be detached from it without impairing the legal effect of the signatures on it and attached to another counterpart identical in content but having attached to it one or more additional signature pages signed by the other Parties.

6.9 Upon execution by it of a counterpart of this Deed, each Party will cause a facsimile copy of the signature page of the counterpart to be transmitted to the other Parties and each Party will:

(a) be bound by this Deed from the time the last of the counterparts has been successfully transmitted; and

(b) post the originally executed counterpart executed by it to the other Parties.

EXECUTED by the parties as a Deed.

Executed for and on behalf of GONDWANA ENERGY (NZ) LIMITED by its Directors:

Signature of Director	Signature of Director

Name of Director	Name of Director

Executed for and on behalf of DURUM ENERGY (NEW ZEALAND) LIMITED by its Directors:

Signature of Director	Signature of Director

Name of Director	Name of Director

Executed for and on behalf of INDO-PACIFIC ENERGY (NZ) LIMITED by its Directors:

Signature of Director	Signature of Director

Name of Director	Name of Director

Executed for and on behalf of TAP (NEW ZEALAND) PTY LTD (ACN 101 414 019) by its duly authorised representatives in the presence of:

Signature of Director	Signature of Director

Name of Director	Name of Director

SCHEDULE 3

ADDRESSES OF PARTIES

Party	Street Address	Postal Address	Attention of	Facsimile

Assignor	284 Karori Road, Karori Wellington New Zealand	PO Box 17-258 Karori Wellington	Manager, Corporate Affairs	+64 4 476 0120

Farmee	284 Karori Road, Karori Wellington New Zealand	PO Box 17-258 Karori Wellington	Manager, Corporate Affairs	+64 4 476 0120